February 2, 2022

PDC Energy Announces Continued Board Refreshment Through Appointment of New Director Pamela Butcher

DENVER, February 2, 2022: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq: PDCE) announced today that it appointed Pamela R. Butcher to its board of directors on February 2, 2022. Ms. Butcher brings nearly 40 years of leadership experience in the chemical industry, most recently as CEO, President and Chief Operating Officer at Pilot Chemical Corp. (“Pilot”), a position she retired from in January 2021. Prior to Pilot, Ms. Butcher worked 29 years for Dow Inc. (formerly known as The Dow Chemical Company) in a variety of executive positions of increasing responsibility.

Non-executive Chairman of the Board and Chair of the Environmental, Social, Nominating and Governance Committee, Mark Ellis, commented, “We’re extremely fortunate to welcome Pam to the PDC board. Her incredible knowledge of, and executive leadership experience in the chemical industry offers tremendous perspective on ESG and sustainability matters, making her a valuable resource to our Board. Pam’s addition not only builds on our refreshment initiatives of 2021, but adds respected diversity of thought, experience and industry that further enhances the board-level oversight of PDC while aligning with shareholder value creation.”

During 2021, the Company’s board refreshment initiatives resulted in the addition of two new directors. Including Ms. Butcher, seven of eight directors are independent, five of which represent new additions since 2020. Further, three directors are either female and/or self-identify as underrepresented minorities.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

Contacts:	Kyle Sourk
Director Corporate Finance & Investor Relations
303-318-6150
kyle.sourk@pdce.com
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